Exhibit 99.1

Gannett Announces Early Termination of External Management Agreement

MCLEAN, VA — December 22, 2020 — Gannett Co., Inc. (“Gannett,” “we,” “us,” “our,” or the “Company”) (NYSE: GCI) today announced that its external management agreement (the “Management Agreement”) with FIG LLC, an affiliate of Fortress Investment Group LLC (the “Manager”), will terminate as of 11:59 p.m., Eastern Time, on December 31, 2020 – one year prior to the scheduled termination date. Michael E. Reed, an employee of the Manager who serves as the Company’s Chairman and Chief Executive Officer, has accepted an offer of employment from the Company, effective January 1, 2021, and will continue as Chairman and Chief Executive Officer.

“The Board thanks Fortress for the support and guidance it has provided to the Company,” said Mr. Reed. “When New Media acquired Gannett in November 2019, we amended the external management agreement to establish a termination date of December 31, 2021. Since the closing of the acquisition, we have made significant progress integrating the legacy companies and are ready now to move forward independently. We believe the termination of the management agreement will enable the Company to realize meaningful savings in 2021 and beyond.”

“During 2020, we have made great strides in several areas, despite the challenges posed by the pandemic. We have significantly reduced the balance of our term loan and are on track to repay approximately $100 million more by early 2021. We have seen continued improvement in our revenue trends throughout the fourth quarter, and our integration work has facilitated the early termination of the external management agreement. We believe the early termination will accelerate not only the realization of savings but also the achievement of certain corporate governance goals, such as increasing the transparency of our executive compensation disclosures. We look forward to building on this momentum in 2021 as we continue to seek to increase shareholder value.”

In lieu of the amounts that would otherwise have been payable to the Manager in 2021, and as consideration for terminating the Management Agreement one year early, the Company will make a one-time cash payment to the Manager of $30.375 million. Given the Company’s strong liquidity position, management believes that this payment will not impact the Company’s debt repayment plans. The termination of the Management Agreement was unanimously approved by a committee of the Board composed entirely of independent and disinterested directors.  The committee was advised by Greenhill & Co., LLC and Cravath, Swaine & Moore LLP.

As a material inducement for Mr. Reed accepting the Company’s offer of employment, the Company expects to make a grant of restricted stock units to Mr. Reed that will enable him to earn up to 2,000,000 shares of the Company’s common stock generally subject to the Company’s achievement of specified stock price goals over a three-year performance period running from January 1, 2021 through December 31, 2023.  The Company expects to rely on the “employment inducement award” exception to Section 303A.08 of the New York Stock Exchange Listed Company Manual in making this grant of restricted stock units to Mr. Reed.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to the communities in our network and helping them build relationships with their local businesses. With an unmatched reach at the national and local level, Gannett touches the lives of millions with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Its portfolio includes the USA TODAY, local media organizations in 46 states in the U.S. and Guam, and Newsquest, a wholly owned subsidiary with over 140 local media brands operating in the United Kingdom. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc. and runs the largest media-owned events business in the U.S., USA TODAY NETWORK Ventures, formerly GateHouse Live. To connect with us, visit  www.gannett.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our expectations with respect to savings from the termination of the Management Agreement, debt repayment, fourth quarter operating results and the ability to increase shareholder value. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

* * * *

For investor inquiries, contact:	For media inquiries, contact:
Ashley Higgins	Stephanie Tackach
Investor Relations	Director, Public Relations
212-479-3160	212-715-5490
investors@gannett.com	stackach@gannett.com

# #